     As filed with the Securities and Exchange Commission on August 13, 1999
                                                      Registration No. 333-_____

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                                   KNOLL, INC.
             (Exact name of registrant as specified in its charter)
          Delaware                                               13-3873847
(State or other jurisdiction                                  (I.R.S. Employer
      of incorporation)                                      Identification No.)

                              --------------------

                                1235 Water Street
                       East Greenville, Pennsylvania 18041
                                 (215) 679-7991
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                           Patrick A. Milberger, Esq.
                  Vice President, General Counsel and Secretary
                                1235 Water Street
                       East Greenville, Pennsylvania 18041
                                 (215) 679-7991
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                  with copy to:
                            Michael A. Schwartz, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                          New York, New York 10019-6099
                                 (212) 728-8000

                              --------------------

     Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------

                                             (Cover continued on following page)

(Cover continued from previous page)

                                                        --------------------

                                                   CALCULATION OF REGISTRATION FEE
==================================================================================================================
                                                                 Proposed         Proposed
                                                                 Maximum          Maximum
                                                                 Offering        Aggregate          Amount of
   Title of Each Class of Securities         Amount to be       Price per         Offering         Registration
           to be Registered                   Registered        Share (1)        Price (1)             Fee
---------------------------------------- --------------------- ------------- ------------------- -----------------
Common Stock, par value $.01 per share
                                              1,384,858           $26.47        $36,657,192          $10,191
---------------------------------------- --------------------- ------------- ------------------- -----------------
(1)  Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Common Stock as reported on the New
     York Stock Exchange on August 11, 1999.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this
Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of
1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

==================================================================================================================

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and does not seek an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED AUGUST 13, 1999

PROSPECTUS
----------

                                1,384,858 Shares
                                   Knoll, Inc.
                                  Common Stock


     This prospectus relates to the offer and sale of up to 1,384,858 shares of our common stock owned by certain of our stockholders. The selling stockholders may offer their shares publicly or through private transactions at prevailing market prices or at negotiated prices.

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We have agreed to bear all expenses (other than selling discounts, concessions or commissions) in connection with the registration and sale of the shares being offered by the selling stockholders.

     Our common stock is listed on the NYSE under the symbol "KNL." On August 12, 1999, the closing price of the common stock, as reported by the NYSE, was $26-7/16 per share.

     We have entered into a merger agreement with Warburg, Pincus Ventures, L.P. under which a company to be formed by Warburg will merge into Knoll. As a result of the merger, Warburg and certain members of our management (together with Knoll employees who may retain shares of common stock issued under Knoll's stock incentive plans) will become the owners of 100% of the common stock. If the merger is completed, the shares owned by our public stockholders (including shares purchased under this prospectus) will be converted into the right to receive the merger consideration of $28.00 per share. However, completion of the merger remains subject to various conditions. See "Knoll -- Recent Developments -- Merger Agreement."

     See "Risk Factors" beginning on page 3 for a discussion of certain factors that should be considered by prospective investors.


--------------------------------------------------------------------------------
     You should read this prospectus and any prospectus supplement carefully before you invest.
--------------------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus is            , 1999.

     You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor any selling stockholder has authorized anyone to provide you with different information. We are not making an offer of shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.



                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ABOUT THIS PROSPECTUS..........................................................1

KNOLL..........................................................................1

RISK FACTORS...................................................................3

FORWARD-LOOKING INFORMATION...................................................10

USE OF PROCEEDS...............................................................10

SELLING STOCKHOLDERS..........................................................11

PLAN OF DISTRIBUTION..........................................................12

GENERAL INFORMATION...........................................................13

LEGAL OPINIONS................................................................13

EXPERTS.......................................................................13

WHERE YOU CAN FIND MORE INFORMATION...........................................13

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. From time to time, we may provide a prospectus supplement to add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

                                      KNOLL

General

     We are engaged in the design, manufacture and distribution of office furniture products and accessories, focusing on the middle to high-end of the contract furniture market. Our principal executive offices are located at 1235 Water Street, East Greenville, Pennsylvania 18041, and our telephone number is
(215) 679-7991. Our web-site is www.knoll.com.

     We offer a broad range of office furniture products and accessories that support our strategy of being a one-stop source for quality office furniture. Our five basic product categories offered in North America are as follows:

     o    office systems,

     o    seating,

     o    storage solutions and filing cabinets,

     o    desks and casegoods and

     o    tables.

     We also offer specialty products that are sold under the KnollStudio, KnollExtra, KnollTextiles and Spinneybeck names. KnollStudio features our signature design classics, including high image side chairs, sofas, desks and tables for both office and home use, while KnollExtra, KnollTextiles and Spinneybeck feature products that complement our office system and seating product categories.

Recent Developments -- Merger Agreement

     On June 21, 1999, we announced that we had entered into an Agreement and Plan of Merger (as amended on July 29, 1999, the "Merger Agreement") under which a company to be formed by Warburg, Pincus Ventures, L.P. ("Warburg") will merge into Knoll (the "Merger"). As a result of the Merger, Warburg and certain members of our management (together with Knoll employees who may retain shares of common stock issued under Knoll's stock incentive plans) will become the owners of 100% of the common stock.

     If the Merger is completed, the shares owned by our public stockholders (including shares purchased under this prospectus) will be converted into the right to receive the merger consideration of

$28.00 per share. If the Merger is not completed prior to November 18, 1999, the merger consideration of $28.00 per share will be increased at an annual rate of 6.5% from November 18, 1999 until the earlier of the completion of the Merger or January 17, 2000. However, there will not be any additional payment if the Merger is completed prior to November 18, 1999.

     Completion of the Merger is subject to, among other things:

     o approval of the Merger Agreement at our 1999 annual meeting of stockholders by the holders of at least a majority of the outstanding common stock;

     o receipt of financing for the transaction as provided in the Merger Agreement;

     o receipt of consents to the Merger from the holders of a majority of our outstanding senior subordinated notes;

     o the special committee of Knoll's board of directors shall not have withdrawn its recommendation that:

          o the Merger is fair to and in the best interest of Knoll's public stockholders, and

          o    Knoll's board of directors approve the Merger Agreement;

     o there shall have been no material adverse change in the business, assets, liabilities, results of operations or financial condition of Knoll since December 31, 1998, except as set forth in Knoll's SEC filings; and

     o holders of not more than 10% of the issued and outstanding shares of common stock shall have exercised their rights of dissent from the Merger under the Delaware General Corporation Law.

     Warburg and certain members of management, who together own a majority of the outstanding shares of common stock, have agreed to vote their shares in favor of the Merger. Accordingly, approval of the Merger by our stockholders is assured. In addition, we have received a commitment from Bank of America, N.A., The Chase Manhattan Bank and Merrill Lynch & Co. to provide, subject to certain conditions, the financing necessary to complete the Merger. We also have entered into an agreement with the holder of a majority of our outstanding senior subordinated notes. Under this agreement, the holder consented to the Merger, and Knoll agreed to pay the holder (and the other holders of such notes who similarly consent), promptly after completion of the Merger, $120 per $1,000 principal amount of the notes owned by such holder. We currently expect to complete the Merger in October 1999.

     On June 21, 1999, we also announced that we had entered into a Memorandum of Understanding with counsel to the plaintiffs in the stockholder lawsuits arising in connection with the proposed Merger. The Memorandum of Understanding provides for the settlement of these lawsuits based on the payment of a per share merger consideration of $28.00 and is subject to, among other things, completion of definitive documentation relating to the settlement, court approval and completion of the Merger. Since settlement of the stockholder lawsuits is a condition to the receipt of financing under the financing commitments we have received, it is effectively a condition to the closing of the Merger as well.

     Under the Merger Agreement, the shares of common stock owned by the selling stockholders upon completion of the Merger will remain outstanding and will not be converted into the right to receive the merger consideration. Accordingly, in order to liquidate a portion of their interests in Knoll, the selling stockholders may sell the shares offered under this prospectus prior to the Merger. As noted above, if the Merger is completed, any such shares that you purchase from the selling stockholders will be converted into the right to receive the merger consideration.

     If the Merger is completed, our common stock will cease to be listed on the New York Stock Exchange and will be deregistered under the Securities Exchange Act.

                                  RISK FACTORS

     Before you invest in our securities, you should be aware of various risks, including those described below. You should carefully consider these risk factors together with all other information included or incorporated in this prospectus before you decide to invest in the common stock.

     In particular, we believe that the likelihood of the closing of the Merger is the most significant factor affecting the market price of the common stock as of the date of this prospectus. If the Merger is completed, each stockholder will receive the merger consideration of $28.00 per share but will not have the ability to benefit from any future appreciation in the value of the common stock. However, if the Merger is not completed for any reason, the market price of the common stock will be more likely to reflect the other risks of ownership of the common stock, including those described below. Moreover, although we believe completion of the Merger is likely, the market price of the common stock may decrease substantially if we do not close the Merger for any reason or if the closing is postponed or delayed for a significant period of time.

     The market value of the common stock is strongly affected by the pendency of the Merger.

     As described above, we intend to complete the Merger, in which our public stockholders would receive $28.00 per share. If the Merger is not completed prior to November 18, 1999, the merger consideration of $28.00 per share will be increased at an annual rate of 6.5% from November 18, 1999 until the earlier of the completion of the Merger or January 17, 2000. However, there will not be any additional payment if the Merger is completed prior to November 18, 1999. The Merger is currently expected to close in October 1999.

     We believe that completion of the Merger is likely because, among other things, Warburg and certain members of our management own a majority of the common stock and have informed us that they intend to vote in favor of adopting the Merger Agreement, we have received written financing commitments with respect to the Merger and we have received the consent to the Merger from the holder of a majority of our outstanding senior subordinated notes. If the Merger is completed, you will receive the merger consideration of $28.00 per share (plus the additional payment, if any, described above), but you will not have the opportunity to share in Knoll's future earnings and growth.

     However, as completion of the Merger remains subject to various conditions, we cannot assure you that the Merger will be completed. The merger consideration represents a premium of approximately 84% over the $15.25 closing market price of the common stock on March 23, 1999, the last full trading day before we announced we had received the initial merger proposal from Warburg and management. If the Merger is not completed for any reason or if it is significantly delayed, the price of the common stock may trade at a level substantially below its current price. See "Knoll -- Recent Developments -- Merger Agreement."

     Competition in the furniture industry may affect our ability to grow and to conduct our business profitably.

     The office furniture industry is highly competitive, with a significant number of competitors offering similar products. Many of our competitors, especially those in North America, are large and have significantly greater financial, marketing, manufacturing and technical resources than we do.

     Our most significant competitors in our primary markets are:

     o    Steelcase Inc.,

     o    Herman Miller, Inc.,

     o    Haworth, Inc. and

     o    HON INDUSTRIES Inc.

     These competitors have a substantial volume of furniture installed at businesses throughout the country. This installed base of furniture provides these competitors with a continual source of demand for further products and enhancements. Moreover, the products of these competitors have strong acceptance in the marketplace. It is also possible that our competitors will develop alternative product designs that could give them a competitive advantage over us.

     We also face significant price competition from our competitors and may encounter competition from new market entrants. We cannot assure you that we will be able to compete successfully in our markets in the future.

     Our efforts to grow our business face many challenges.

     We are seeking to increase our sales and market share by introducing new products and products for new category segments where our current market share is relatively low. We cannot assure you that our new products will achieve the same degree of success as that achieved historically by our products. Additionally, we cannot assure you that we will be able to replicate our historical success in the office systems category in markets for other furniture products, such as tables, seating and storage.

     Our strategy for introducing new products involves continuing our practice of aligning with independent architects and designers who are able to design high quality products consistent with our image. It is possible that we may fail to create successful relationships with independent architects and designers with whom we desire to form relationships or that these relationships may fail to produce designs of sufficient quality that achieve consumer acceptance.

     The introduction of new products requires the coordination of the design, manufacturing and marketing of these products. Our success in these areas may be adversely affected by factors beyond our control. For example, new product lines may involve materials, processes and equipment with which we are not experienced or are less experienced. Accordingly, we may launch a particular product later than we originally anticipated, which could have an adverse effect on the success of the product.

     Further, our growth strategy depends in part on our ability to increase our production volume on a timely basis while maintaining product quality. Manufacturers often encounter difficulties in increasing production volumes, including problems involving delays, quality control and shortages of qualified personnel. We may encounter these or other problems.

     Our growth strategy also depends on selling a broader range of products to existing customers, developing new customers in our existing markets and expanding into new secondary markets. We may be impeded by factors beyond our control, including general economic factors and business conditions affecting these markets or these customers. Moreover, we may encounter difficulties hiring, developing or training successful sales personnel and dealers. We must also continue to develop our management information systems.

     We have borrowed substantial amounts from creditors and are subject to restrictive debt covenants.

     As of June 30, 1999, we had total consolidated outstanding debt of approximately $164.2 million. Moreover, we may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes.

     Our indebtedness could have important consequences to holders of the common stock, because:

     o a portion of our cash flow from operations must be dedicated to fund scheduled payments of principal and debt service and will not be available for other purposes;

     o our ability to obtain additional debt financing in the future for working capital, capital expenditures, research and development or acquisitions may be restricted; and

     o our level of indebtedness could limit our flexibility to react to changes in the office furniture industry or in economic conditions generally.

     Additionally, the terms of our revolving credit facility and senior subordinated notes impose certain operating and financial restrictions on us. These restrictions may limit our ability to respond to changing business and economic conditions and to secure additional financing, if needed. We might also be prevented from engaging in transactions to further our growth or other transactions we consider beneficial. A breach of any of these restrictions could result in a default under our revolving credit facility or the indenture relating to the senior subordinated notes, thereby resulting in the acceleration of payments under the obligations. If payments to the lenders under the revolving credit facility or payments to the holders of the notes were to be accelerated, it is possible that our assets would not be sufficient to repay our indebtedness in full.

     We depend on key personnel.

     Our operations are dependent, to a significant extent, on the continued efforts of certain of our executive officers, including Burton B. Staniar, our Chairman, John H. Lynch, our President and Chief Executive Officer, and Kathleen
G. Bradley and Andrew B. Cogan, our Executive Vice Presidents. Knoll has entered into one-year employment agreements with Messrs. Staniar, Lynch and

Cogan, subject to automatic one-year extensions unless Knoll or the employee gives 60 days notice not to renew. These agreements contain one-year non-competition provisions.

     If these executives become unable to continue in their present role, or if we are unable to attract and retain other skilled employees, our business could be materially adversely affected.

     We rely on our dealers but generally only have short term commitments from them.

     We rely, to some extent, on a network of independent dealers to market our products to customers. Our dealers currently operate primarily under one-year non-exclusive agreements. It is possible that our dealers will choose to end their relationships with us. If they do so, we may not be able to replace them satisfactorily.

     In addition, consolidation of the office furniture distribution industry has altered our dealer relationships. We have ended some relationships with dealers that have been purchased by a consolidator or who carry the products of our major competitors. Because we have a preference for locally owned entrepreneurial dealers that offer primarily Knoll products, we may terminate additional dealers that do not satisfy this preference in the future. The loss of certain dealers or the termination of dealer relationships could result in disputes or hinder the way we market and distribute our products.

     Knoll is controlled by Warburg and management.

     Warburg and our directors, officers and other management employees beneficially own approximately 60% of the common stock. As a result, these stockholders have the power to elect our Board of Directors and take other corporate actions requiring stockholder approval, as well as to dictate our corporate direction and policies.

     In addition, under a stockholders agreement, Warburg and other stockholders who together own approximately 60% of the common stock have agreed to vote their shares for four directors designated by Warburg if Warburg owns 50% or more of the common stock, three directors if it owns 25% or more, two directors if it owns 15% or more and one director if it owns 5% or more. Since Warburg owns more than 50% of the common stock, it is entitled under the stockholders agreement to nominate four Board members. Accordingly, Warburg has the ability to substantially influence any corporate action requiring Board approval.

     In addition, Messrs. Staniar and Lynch have employment agreements which provide that they will be appointed to the Board of Directors during the duration of their employment.

     In addition, we cannot assure you that in any transfer of a controlling interest in Knoll any other holders of common stock will be allowed to participate in any such transaction or will realize any premium with respect to their shares. These factors may discourage or prevent certain types of transactions involving an actual or potential change of control.

     We rely on patents and other intellectual property.

     We own numerous United States and foreign patents, trademarks and service marks in order to protect certain of our innovations and designs. In addition, we possess a wide array of unpatented proprietary know-how and common law trademarks and service marks. Our ability to compete effectively with other companies depends, to a significant extent, on our ability to maintain the proprietary nature of our intellectual property.

     However, we may not be sufficiently protected by the claims of our various patents, trademarks and service marks. Additionally, we may not receive the pending or contemplated patents, trademarks or service marks for which we have applied or filed. Our business could be materially adversely affected if we were unable to maintain the proprietary nature of our intellectual property with respect to its significant current or proposed products or if our products are determined to infringe the rights of others.

     Additionally, our existing patents, trademarks or service marks may be challenged, invalidated, canceled, narrowed or circumvented. It is also not certain that the rights we have been granted will provide significant proprietary protection or competitive advantages.

     In the past, certain of our products have been copied and sold by others. We try to vigorously enforce our intellectual property rights. However, we cannot assure you that the copying and sale of our products by others would not materially adversely affect the sale of our products.

     The "year 2000" risk may adversely affect us.

     The inability of existing computers used by us and others to recognize and properly process data as the year 2000 approaches may cause many computer software applications to fail or reach erroneous results. We have assessed potential issues for us that may result from the year 2000 problem and are in the process of replacing our existing North American manufacturing and business information systems with a new system, which we believe to be year 2000 compliant. We are also taking actions to address issues related to embedded chips in our manufacturing equipment that may not be year 2000 compliant. Although we anticipate that the project will be completed during the third quarter of 1999, we cannot assure you that this will occur. We have experienced and expect to continue to experience operational issues related to the project implementation. We are developing and will continue to develop plans to address these issues as they arise.

     In the event we are unable to complete the implementation of the project on a timely basis, our ability to take customer orders, manufacture and deliver products on a timely basis, invoice customers and collect payments may be impaired. We cannot reasonably estimate at this time the amount of lost revenue or additional expenses that might be expected if this occurs. Failure to implement the project on a timely basis could have a material adverse effect on us.

     Additionally, the year 2000 readiness of our vendors, dealers and other third parties (such as utility companies, the U.S. government and customers) on which we rely could impact our operations. Any failure by us or our vendors, dealers and other third parties to correct a material year 2000 problem in a timely manner could result in an interruption in, or a failure of, certain of our business operations. We have not yet adopted a year 2000 contingency plan.

     We may have material environmental liabilities.

     We are subject to extensive and changing federal, state, local and foreign environmental laws and regulations as a result of both our past and present business operations and the past and present ownership and operation of our manufacturing plants and real property. These laws and regulations include those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. We may have to spend material amounts to comply with more stringent laws or regulations that may be enacted, or with a stricter interpretation of existing laws. We may also have potential environmental liabilities of which we are currently unaware.

     We are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters, and it is possible that an administrative judicial proceeding could impose fines, remedial payments or other costs on us. We have been identified as a potentially responsible party pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") for remediation costs associated with waste disposal sites we may have previously used. CERCLA imposes liability without regard to fault or the legality of the disposal. The remediation costs at these CERCLA sites are unknown, but we do not expect any liability we may have under CERCLA to be material, based on the information currently known to us.

     We may experience labor disruptions.

     Some of our employees in Grand Rapids, Michigan and in Italy are represented by unions. While we believe that relations with these unions are positive, we may encounter difficulties administering our current union contracts or in negotiating new contracts. In addition, we have experienced brief work stoppages from time to time at our facilities in Italy as a result of national and local issues. Although these work stoppages to date have not had a material effect on us, we may experience further work stoppages, which individually or in the aggregate could have a material adverse effect on us.

     We may be affected by exchange rate fluctuations.

     Our foreign sales and certain expenses are transacted in foreign currencies. In 1998, approximately 9.6% of our revenues and 27.3% of our expenses were denominated in currencies other than U.S. dollars. Our production costs, profit margins and competitive position are affected by the strength of the currencies in countries where we manufacture or purchase goods relative to the strength of the currencies in countries where our products are sold.

     We periodically review our foreign currency exposure and evaluate whether we should enter into hedging transactions. We generally do not hedge our foreign currency exposure and may determine not to do so in the future. Therefore, we presently are, and may continue to be, vulnerable to the effects of currency exchange rate fluctuations.

     The office furniture industry is affected by numerous economic factors and by quarterly fluctuations.

     Fluctuations in office furniture industry revenues may be driven by a variety of macroeconomic factors, such as white-collar employment levels and corporate cash flows. Office furniture industry revenues are also affected by factors such as corporate reengineering and restructuring, technology demands, ergonomic, health and safety concerns and corporate relocations. Current or future economic or industry trends may adversely affect our business.

     In addition, in certain years we have experienced variability in our sales from quarter to quarter.

     The large amount of shares eligible for future sale or registration could have an adverse effect on the market price of the common stock.

     Sales of a substantial number of shares of common stock in the public market or the perception that such sales could occur could adversely affect prevailing market prices for the common stock. As of August 9, 1999, we had outstanding 39,667,596 shares of common stock, excluding 1,073,703 shares of common stock which have been granted under our stock incentive plans but have not vested. Of the shares outstanding, approximately 17.3 million shares of common stock, including the 1,384,858 shares offered pursuant to this prospectus, will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares which may have been acquired by an "affiliate" of Knoll.

     The remaining shares (approximately 22.4 million) will be eligible for sale in the public market subject to compliance with the volume limitations and other restrictions of Rule 144 under the Securities Act. In addition, we have filed registration statements under the Securities Act covering the sale of an aggregate of 3,055,772 shares of common stock reserved for issuance or sale under our stock incentive plans, retirement savings plan and employee stock purchase plan.

     Additionally, there are outstanding options to purchase a total of 2,283,848 shares of common stock, of which options to purchase 422,398 shares of common stock are currently vested and exercisable.

     We have granted all the selling stockholders and certain other members of management registration rights with respect to all of the shares of common stock held by them prior to our initial public offering, whether vested or unvested. We may also provide for the registration of shares of common stock held or acquired in the future by employees pursuant to compensation arrangements, thereby permitting such shares to be sold in the public market from time to time. The sale of such shares could have an adverse effect on the market price of the common stock and on our ability to raise equity capital in the public markets.

     We have not paid dividends on our common stock and are restricted under our debt instruments from doing so.

     The indenture relating to our senior subordinated notes and our revolving credit facility restrict, among other things, our ability to pay dividends. We have not paid dividends on our common stock since our initial public offering in May 1997. We do not anticipate paying any cash dividends on the common stock in the foreseeable future.

     Anti-takeover provisions in our charter and Delaware law could adversely affect the market price of our securities.

     Our certificate of incorporation authorizes the issuance of preferred stock without stockholder approval. The Board is authorized to determine the terms of any preferred stock we may issue. If we were to issue preferred stock, the issuance could make it more difficult for a third party to acquire Knoll. This might discourage third parties from acquiring or proposing to acquire significant amounts of the common stock and could adversely affect the prevailing market price of the common stock.

     The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future.

     In addition, under certain circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder" (generally a 15% stockholder) to effect various business combinations with a corporation for a three-year period.

                           FORWARD-LOOKING INFORMATION

     This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from their anticipated results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking. In particular, our statements regarding the completion of the Merger, industry prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations. The section entitled "Risk Factors" describes some, but not all, of the factors that could cause these differences.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares. All proceeds will be received by the selling stockholders. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

     The following table provides certain information with respect to the common stock beneficially owned by the selling stockholders as of August 9, 1999, and the number of shares offered hereunder. Because the selling stockholders may offer some or all of the shares in an offering that is not underwritten on a firm commitment basis, no estimate can be given as to the number of shares that will be held by any selling stockholder after completion of the offering. See "Plan Of Distribution." To the extent required, the specific number of shares to be sold, the name of the selling stockholder effecting such sale, the names of any agent, dealer or underwriter participating in such sale, and any applicable commission or discount with respect to the sale will be set forth in a supplement to this prospectus. The nature of the positions, offices or other material relationships that certain selling stockholders have had with Knoll or any of our predecessors or affiliates within the past three years are set forth in documents incorporated herein by reference. The shares offered by means of this prospectus may be offered from time to time by the selling stockholders named below:

                                      Shares Beneficially     Number of      Shares Beneficially
                                       Owned Prior to the   Shares Offered     Owned After the
       Selling Stockholders               Offering(1)                            Offering(1)          Percent
------------------------------------- --------------------- --------------- ---------------------- --------------
Burton B. Staniar                            1,063,744        492,688             571,056                 1.4%
John H. Lynch                                  720,896        358,635             362,261                 *
Kathleen G. Bradley                            200,919        171,284              29,635                 *
Andrew B. Cogan                                237,584        110,809             126,775                 *
Douglas J. Purdom                              220,491        146,745              73,746                 *
Other selling stockholders (2)                 132,843        104,697              28,146                 *

------------------
*    Less than 1%.

(1)  Each named person is deemed to be the beneficial owner of securities that may be acquired within 60 days through the exercise of options, warrants or other rights, if any. These exclude shares and/or options granted to the selling stockholders under Knoll's stock incentive plans that have not yet vested and will not vest within 60 days.

(2)  Comprised of three Knoll executives who, in the aggregate, beneficially owned less than 1% of the outstanding shares of common stock prior to the offering.

                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling stockholders and their successors (including donees and pledgees, who may sell shares they receive from the selling stockholders after the date of this prospectus). The selling stockholders or their successors may sell all of the shares from time to time in transactions involving cross or block trades or otherwise on the over-the-counter market through Nasdaq, or on one or more other securities markets and exchanges, in privately negotiated transactions or through writing options or engaging in other hedging transactions with respect to the shares. They may also sell their shares in accordance with Rule 144 under the Securities Act. They may sell the shares at fixed prices that may change, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The selling stockholders may sell the shares to or through broker-dealers (whether acting as agents or brokers, or acting as principals). These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers (which compensation may be in excess of customary commissions).

     The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements for the sale of the shares with any underwriters or broker-dealers and that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares. We will not receive any proceeds from the sale of the shares by the selling stockholders. We may suspend use of this prospectus under certain circumstances.

     The selling stockholders and broker-dealers who assist in the sale of the shares may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Under the rules and regulations of the Securities Exchange Act, any person engaged in a distribution of the shares may be limited in its ability to engage in market activities with respect to such shares. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. The foregoing may affect the marketability of the shares.

     We will pay all expenses (other than selling commissions and fees and stock transfer taxes) of the registration and sale of the shares. We also have agreed to indemnify the selling stockholders and broker-dealers who assist in the sale of the shares against certain liabilities, including liabilities under the Securities Act. The selling stockholders may indemnify any agent, dealer or broker-dealer that assists them in selling the shares against certain liabilities, including liabilities arising under the Securities Act.

     We cannot guarantee that the selling stockholders will sell any or all of the shares.

                               GENERAL INFORMATION

     Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. To the extent required, any underwriters or agents will be identified and their compensation described in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL OPINIONS

     The validity of the shares of common stock offered by this prospectus will be passed upon for Knoll by Willkie Farr & Gallagher, New York, New York.


                                     EXPERTS

     The consolidated financial statements and schedule of Knoll, Inc. and The Knoll Group, Inc. (Predecessor) appearing in Knoll's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement of which this prospectus forms a part. The registration statement, including the attached exhibits, contains additional information about our common stock. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus.

     In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available at the offices of The New York Stock Exchange, in New York, New York.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the shares.

     o Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A for the year ended December 31, 1998;

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

     o    Current Reports on Form 8-K, filed March 24, 1999 and June 22, 1999;
          and

     o The description of our common stock set forth in our registration statement filed under the Securities Exchange Act on Form 8-A on May 6, 1997, including any amendment or report for the purpose of updating such description.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                                   Knoll, Inc.
                               Investor Relations
                                1235 Water Street
                       East Greenville, Pennsylvania 18041
                                 (215) 679-7991

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

     The estimated expenses, other than underwriting discounts and commissions, in connection with the offerings of the shares are set forth below. Such expenses will be borne by Knoll.

     Securities Act Registration Fee................          $10,191
     "Blue Sky" Fees and Expenses...................                0
     Printing and Engraving Expenses................            5,000
     Legal Fees and Expenses........................           75,000
     Accounting Fees and Expenses...................           30,000
     Miscellaneous..................................            4,809
                                                          -----------
         Total......................................      $   125,000
                                                          ===========
---------------

* Estimated and subject to future contingencies.

ITEM 15. Indemnification of Directors and Officers.

     Knoll, which is a Delaware corporation, is empowered by the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of Knoll. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Knoll's certificate of incorporation and by-laws provide for indemnification of the directors and officers to the full extent permitted by the Delaware General Corporation Law.

     Article Nine of Knoll's certificate of incorporation provides as follows:

     NINTH: 1. Indemnification. The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other similar capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, shall not, of itself, create a presumption that the person had reasonable cause to believe that his conduct was unlawful.

     2. Payment of Expenses. Expenses (including attorneys' fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article NINTH.

     3. Nonexclusivity of Provision. The indemnification and other rights set forth in this Article NINTH shall not be exclusive of any provisions with respect thereto in the by-laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

     4. Effect of Repeal. Neither the amendment nor repeal of this Article NINTH, subparagraph 1, 2, or 3, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, subparagraph 1, 2, or 3, shall eliminate or reduce the effect of this Article NINTH, subparagraphs 1, 2, and 3, in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article NINTH, subparagraph 1, 2, or 3, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

     5. Limitation on Liability. No director or officer shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which such director or officer (A) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (B) shall be liable by reason that, in addition to any and all other requirements for liability, he:

     (i) shall have breached his duty of loyalty to the Corporation or its stockholders;

     (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

     (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

     (iv) shall have derived an improper personal benefit.

     If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Knoll maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. In addition, Knoll's employment agreements with Burton B. Staniar, John H. Lynch and Andrew
B. Cogan provide that if during and after the term of such officers' employment the executive is made a party or compelled to participate in any action by reason of the fact that he is or was a director or officer of Knoll, the executive will be indemnified by Knoll to the fullest extent permitted by Delaware general corporation law or authorized by Knoll's certificate of incorporation or by-laws or resolutions.

ITEM 16. Exhibits.

2 -- Amended and Restated Agreement and Plan of Merger, dated as of July 29, 1999, by and between Warburg, Pincus Ventures, L.P. and Knoll, Inc. (incorporated by reference from the Preliminary Proxy Statement on Schedule 14A, filed with the SEC on July 30, 1999).

5         -- Opinion of Willkie Farr & Gallagher

23.1      -- Consent of Ernst & Young LLP

23.2      -- Consent of Willkie Farr & Gallagher (included in Exhibit 5)

24        -- Power of Attorney (included on the signature pages hereto)

ITEM 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in East Greenville, Pennsylvania, on August 13, 1999.


                                        KNOLL, INC.



                                        By: /s/ BURTON B. STANIAR
                                            ------------------------------
                                            Name:  Burton B. Staniar
                                            Title: Chairman of the Board


                                POWER OF ATTORNEY

     The undersigned officers and directors of Knoll, Inc., hereby severally constitute and appoint Douglas J. Purdom, Patrick A. Milberger and Kewsong Lee, and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities and on the dates indicated:


Name                             Title                           Date
----                             -----                           ----

  /s/ BURTON B. STANIAR          Chairman of the Board           August 13, 1999
-------------------------
      Burton B. Staniar


  /s/ JOHN H. LYNCH              President, Chief Executive      August 13, 1999
-------------------------        Officer and Director
      John H. Lynch              (Principal Executive Officer)

Name                             Title                           Date
----                             -----                           ----

  /s/ DOUGLAS J. PURDOM          Chief Financial Officer         August 13, 1999
-------------------------        (Principal Financial Officer)
      Douglas J. Purdom


  /s/ BARRY L. MCCABE            Controller                      August 13, 1999
-------------------------        (Principal Accounting Officer)
      Barry L. McCabe


  /s/ JOHN W. AMERMAN            Director                        August 13, 1999
-------------------------
      John W. Amerman


  /s/ ANDREW B. COGAN            Director                        August 13, 1999
-------------------------
      Andrew B. Cogan


  /s/ ROBERT J. DOLAN            Director                        August 13, 1999
-------------------------
      Robert J. Dolan


  /s/ JEFFREY A. HARRIS          Director                        August 13, 1999
-------------------------
      Jeffrey A. Harris


  /s/ SIDNEY LAPIDUS             Director                        August 13, 1999
-------------------------
      Sidney Lapidus


  /s/ KEWSONG LEE                Director                        August 13, 1999
-------------------------
      Kewsong Lee


  /s/ HENRY B. SCHACHT           Director                        August 13, 1999
-------------------------
      Henry B. Schacht